Exhibit 99.1

Contact:	Frederick W. Boutin, CEO
Robert T. Fuller, CFO
Mark Huff, SVP Commercial Operations
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES NEW TERMINALING SERVICES AGREEMENT

AT ITS COLLINS/PURVIS TERMINALS

Wednesday, May 6, 2015	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced that on May 4, 2015 it entered into a new five year terminaling services agreement with Morgan Stanley Capital Group Inc. for approximately 2.7 million barrels of product storage capacity at its Collins/Purvis, Mississippi terminals.  The new agreement will be effective January 1, 2016 and will replace its existing agreement with Morgan Stanley Capital Group for this tankage.

TransMontaigne Partners also announced that it is in the preliminary stages of pursuing an expansion of the Collins terminal facility that would include an additional one million barrels of storage.  “We are pleased to announce the extension of our long term customer relationship with Morgan Stanley and the near term opportunity to further expand the facility to accommodate additional shippers on the Colonial and Plantation pipelines”, said Fred Boutin, CEO of TransMontaigne Partners.  TransMontaigne Partner’s Collins, Mississippi terminal is capable of receiving from and delivering to both the Colonial and Plantation pipelines as well as between the two pipeline carriers.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations related to commercial and expansion activity at the Collins/Purvis terminals reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 12, 2015. The company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

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1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com